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Exhibit 99.1

[Invitrogen Logo]

Contact:

Paul Goodson
VP Investor Relations
Invitrogen
(760) 603-7208

Invitrogen Appoints Ernst & Young as Independent Auditor

        San Diego, CA—April 8, 2002—Invitrogen Corporation (NASDAQ: IVGN) today announced that its Board of Directors has appointed Ernst & Young LLP as Invitrogen's independent auditor, replacing Arthur Andersen LLP, effective April 5, 2002.

        Invitrogen's decision to hire Ernst & Young as the Company's independent auditor comes after a thorough evaluation of major accounting firms conducted by Invitrogen's Board of Directors, its Audit Committee, and Invitrogen's management team. The appointment will be submitted for ratification by Invitrogen's shareholders at the Company's annual meeting on May 23, 2002.

About Invitrogen

        Invitrogen provides essential technologies to biotechnology and biopharmaceutical researchers and companies worldwide. The company manufactures and markets a breadth of products and services for life sciences discovery, development and production. These include research tools in kit form and catalog and custom products and services for corporate, academic and government entities. The company also engages in technology licensing, research services, large-scale production, and life science technical expertise and support. With operations in more than 20 countries and distributor relationships in 40 more, the company employs approximately 2,700 people at its worldwide locations.

        For more information about Invitrogen, visit the web site at www.invitrogen.com.

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Invitrogen Appoints Ernst & Young as Independent Auditor